Exhibit 5.1
TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com

May 10, 2010

The Southern Company
30 Ivan Allen Boulevard, N.E.
Atlanta, Georgia  30308

Re:	The Southern Company
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of $100,000,000 of unsecured obligations of the Company (the “Deferred Compensation Obligations”) to pay deferred compensation in accordance with the terms and conditions of the Southern Company Deferred Compensation Plan, as amended and restated as of January 1, 2009, and the First Amendment thereto, effective January 1, 2010 (together, the “Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

We have examined the Registration Statement, the Plan and certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion.  In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when accrued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid, binding and legal obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating or affecting creditors’ rights generally and to general principles of equity, whether a proceeding at law or in equity.

ATLANTA      CHICAGO      HONG KONG      LONDON      NEW YORK      NEWARK      NORFOLK      ORANGE COUNTY
RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

May 10, 2010

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of Georgia and the federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

                /s/ Troutman Sanders LLP